Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 13, 2010, in the Registration Statement (Amendment No. 1 to Form S-1) and related Prospectus of TMS International Corp. and subsidiaries for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 22, 2010